Exhibit 4.1

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of March 28, 2012 (the “Supplemental Indenture”), is by and between United Surgical Partners International, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company and the Trustee have previously become parties to an Indenture, dated as of April 19, 2007 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Company’s

8 7/8% Senior Subordinated Notes due 2017 (the “Cash Notes”) and 9 1/4%/10% Senior Subordinated Toggle Notes due 2017 (the “Toggle Notes,” and collectively, the “Notes”);

WHEREAS, the Company proposes to amend the Indenture and the Notes as contemplated by this Supplemental Indenture (such amendments, collectively, the “Amendments”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee may amend or supplement the Indenture and the Notes as contemplated by this Supplemental Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes;

WHEREAS, the Company has obtained the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, pursuant to the Offer to Purchase and Consent Solicitation Statement, dated March 14, 2012 (as amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”), to the Amendments upon the terms and subject to the conditions set forth therein;

WHEREAS, the Company has duly done and performed all other acts and proceedings required by law, the Indenture and the organizational documents of the Company to make this Supplemental Indenture a valid and binding agreement of the Company for the purposes herein and has satisfied all other conditions required under Article 9 of the Indenture; and

WHEREAS, pursuant to Section 9.07, the Trustee is authorized to execute this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect the Amendments, the Company agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

1.1 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

1.2 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

1.3 Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

1.4. Severability Clause. In case any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

1.5 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by the Act shall control.

1.6 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties to this Supplemental Indenture and their successors hereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under this Supplemental Indenture.

1.7 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

1.8 Reference to and Effect on the Indenture.

(a) On and after the Operative Date (as defined in Section 2.1 below), each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires.

(b) Except as specifically amended by this Supplemental Indenture on the Operative Date, the Indenture and the Notes are hereby ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes heretofore and hereafter authenticated and delivered under the Indenture shall be bound hereby.

1.9 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The parties agree that facsimile or PDF signatures shall be accepted as originals for all purposes under this Agreement.

ARTICLE II

AMENDMENTS OF THE INDENTURE AND NOTES

2.1 Amendment to Indenture and Notes. Following the execution and delivery by the Company and the Trustee of this Supplemental Indenture, the terms hereof shall become operative on the date (the “Operative Date”) of acceptance for purchase by the Company of the Notes validly tendered (and not validly withdrawn) pursuant to the Offer to Purchase. Effective as of the Operative Date, the Supplemental Indenture hereby amends the Indenture and Notes as provided for herein. If the Operative Date does not occur on or prior to the Initial Settlement Date (as defined in the Offer to Purchase), then the terms of this Supplemental Indenture shall be null and void and the Indenture and Notes shall continue in full force and effect without any modification or amendment hereby.

2.2 Deletion of Certain Provisions.

(a) As of the Operative Date, the following sections of the Indenture are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]”, and any and all references to such sections and any and all obligations thereunder are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect.

Section Reference	Description of Provision
Section 4.03	Reports
Section 4.04	Compliance Certificate
Section 4.06	Stay, Extension or Usury Laws
Section 4.07	Restricted Payments
Section 4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
Section 4.09	Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock
Section 4.10	Asset Sales
Section 4.11	Transactions with Affiliates
Section 4.12	Liens
Section 4.13	Business Activities
Section 4.14	Corporate Existence
Section 4.15	Offer to Repurchase Upon Change of Control
Section 4.16	No Layering of Debt
Section 4.17	Designation of Restricted and Unrestricted Subsidiaries
Section 4.18	Payments for Consent
Section 4.19	Additional Subsidiary Guarantees
Section 4.20	Distributions by Qualified Restricted Subsidiaries

(b) As of the Operative Date, each of clauses (3) and (4) of Section 5.01(a), clauses (3), (4), (5), (6) and (7) of Section 6.01 and clauses (2), (3), (4) and (5) of Section 8.04, are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]” and the Company shall be released from any and all of its obligations thereunder.

2.3 Amendment of Article 3 of the Indenture.

(a) Amendment of Section 3.01 (Notices to Trustee). Section 3.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 3.01 Notices to Trustee

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5 of the Notes, the Issuer shall furnish to the Trustee, at least three days but not more than 60 days before the redemption date, an Officer’s Certificate setting forth:

(1)	the clause of this Indenture pursuant to which the redemption shall occur;

(2)	the redemption date;

(3)	the principal amount of the Cash Pay Notes and/or Toggle Notes, as the case may be, to be redeemed; and

(4)	the redemption price.

(b) Amendment of Section 3.02 (Selection of Notes to be Redeemed or Purchased). Section 3.02 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 3.02 Selection of Notes To Be Redeemed or Purchased

If less than all of the Cash Pay Notes and/or Toggle Notes, as the case may be, are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select Notes for redemption or purchase on a pro rata basis except:

(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if otherwise required by law.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than three nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $2,000 or integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

(b) Amendment of Section 3.03 (Notice of Redemption). Section 3.03 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 3.03 Notice of Redemption

Subject to the provisions of Section 3.09, at least three days but not more than 60 days before a redemption date, the Issuer shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 of this Indenture.

The notice shall identify the Notes to be redeemed (including CUSIP Number(s)) and shall state:

(1)	the redemption date;

(2)	the redemption price;

(3)	if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4)	the name and address of the Paying Agent;

(5)	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)	that, unless the Issuer defaults in making such redemption payment, interest and Additional Interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7)	the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)	that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least 45 days prior to the redemption date (or such shorter period as to which the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

ARTICLE III

AMENDMENT TO THE NOTES

The Notes include certain of the foregoing provisions from the Indenture to be deleted or amended pursuant to Article II hereof. Upon the Operative Date, such provisions from the Notes, and such cross references and definitions as may relate thereto, shall be deemed deleted or amended as applicable.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first written above.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC., as the Company

By:	/s/ Mark A. Kopser
Name:	Mark A. Kopser
Title:	Executive Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION, as the Trustee

By:	/s/ Donald T. Hurrelbrink
Name:	Donald T. Hurrelbrink
Title:	Vice President